EXHIBIT (c)(2)

HIGH YIELD MUNICIPAL INCOME PORTFOLIO

PROCEDURES FOR ALLOCATIONS
AND DISTRIBUTIONS

March 21, 2016

TABLE OF CONTENTS

i

PROCEDURES FOR

ALLOCATIONS AND DISTRIBUTIONS

OF

HIGH YIELD MUNICIPAL INCOME PORTFOLIO

(the “Trust”)

ARTICLE I

Introduction

The Trust is treated as a partnership for federal income tax purposes. These procedures have been adopted by the Trustees of the Trust for the purposes of allocating Trust gains, income or loss and distributing Trust assets.  The Trust will maintain its books and records, for both book and tax purposes, using the accrual method of accounting.

ARTICLE II

Definitions

Except as otherwise provided herein, a term referred to herein shall have the same meaning as that ascribed to it in the Declaration.  References in this document to “hereof”, “herein” and “hereunder” shall be deemed to refer to this document in its entirety rather than the article or section in which any such word appears.

“Beginning Value” shall mean, with respect to any Fiscal Period, the value of the Trust’s Net Assets at the beginning of such Fiscal Period (including Capital Contributions and Distributions made as of the beginning of the first day of the Fiscal Period).

“Capital Account” shall mean each capital account maintained and adjusted for each Holder pursuant to Article III.

“Capital Contribution” shall mean, with respect to any Holder, the amount of money and the Fair Market Value of any assets actually contributed from time to time to the Trust with respect to the Interest held by such Holder, net of any liabilities that are assumed by the Trust in connection with such assets.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, as well as any non-superseded provisions of the Internal Revenue Code of 1954, as amended (or any corresponding provision or provisions of succeeding law).

“Declaration” shall mean the Trust’s Declaration of Trust, dated March 3, 2016, as amended from time to time.

“Designated Expenses” shall mean extraordinary Trust expenses attributable to a particular Holder that are to be borne by such Holder.

“Distribution” shall mean the amount of cash or the Fair Market Value of any in-kind distribution made to Holders pursuant to Article IV, whether as a partial withdrawal, Redemption or discretionary distribution made pursuant to Section 4.1.

“Ending Value” shall mean, with respect to any Fiscal Period, the value of the Trust’s Net Assets at the end of such Fiscal Period, before giving effect to Distributions made as of the end of the Fiscal Period.

“Fair Market Value” of a security, instrument or other asset on any particular day shall mean the fair value thereof as determined in good faith by or on behalf of the Trustees in the manner set forth in the Registration Statement.

“Fiscal Period” shall mean the period beginning on the day immediately succeeding the last day of the immediately preceding Fiscal Period (or, in the case of the Trust’s first Fiscal Period, the date of this Agreement) and ending at the close of business on the soonest of:

(a)

 any day on which the Trust accepts Capital Contributions or makes Distributions;

(b)

the date winding up of the Trust is completed in accordance with Article V; and

(c)

such other date as determined by the Trustees, in its sole discretion.

“Fiscal Year” shall mean an annual period determined by the Trustees which ends on such day as is permitted by the Code, or shorter period determined by the Trustees as permitted by the Code.

 “Holders” shall mean as of any particular time all holders of record of interests in the Trust.

“Investments” shall mean all securities, instruments or other assets of the Trust of any nature whatsoever, including, but not limited to, all equity and debt securities, futures contracts, and all property of the Trust obtained by virtue of holding such assets.

“Negative Basis” shall have the meaning set forth in Section 3.3(d).

“Negative Basis Holder” shall have the meaning set forth in Section 3.3(d).

“Net Assets” shall mean the excess of the Fair Market Value of the Trust’s assets over all of its liabilities determined in accordance with GAAP under the accrual method of accounting.

“Net Loss” shall mean, with respect to any Fiscal Period, the excess, if any, of (A) the Beginning Value over (B) the Ending Value, disregarding, for purposes of this calculation, any Designated Expenses incurred during such Fiscal Period.

“Net Profit” shall mean with respect to any Fiscal Period, the excess, if any, of (B) the Ending Value over (A) the Beginning Value, disregarding, for purposes of this calculation, any Designated Expenses incurred during such Fiscal Period.

“Positive Basis” shall have the meaning set forth in Section 3.3(d).

“Positive Basis Holder” shall have the meaning set forth in Section 3.3(d).

“Redemption” shall mean the complete withdrawal of an Interest of a Holder the result of which is to reduce the Capital Account balance of that Holder to zero.

“Registration Statement” shall mean the Registration Statement of the Trust on Form N-1A as filed with the U.S. Securities and Exchange Commission under the 1940 Act, as the same may be amended from time to time.

“Treasury Regulations” shall mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trust” shall mean High Yield Municipal Income Portfolio, a trust fund formed under the laws of the Commonwealth of Massachusetts by the Declaration.

“Trustees” shall mean each signatory to the Declaration, so long as such signatory shall continue in office in accordance with the terms thereof, and all other individuals who at the time in question have been duly elected or appointed and have qualified as Trustees in accordance with the provisions thereof and are then in office.

The “1940 Act” shall mean the U.S. Investment Company Act of 1940, as amended from time to time, and the rules and regulations thereunder.

ARTICLE III

Capital Accounts

3.1.

Capital Accounts of Holders.  A Capital Account shall be established and maintained for each Holder in an amount equal to its initial Capital Contribution.  For the Fiscal Period during which a Capital Account is established, such Capital Account shall initially equal the Holder’s initial Capital Contribution or additional Capital Contribution, as the case may be.  Thereafter, the Capital Account shall equal the amount of the Capital Account as finally adjusted for the immediately preceding Fiscal Period in accordance with the provisions of this Article III.  Each Capital Account shall be increased by the amount of any Capital Contribution made by the Holder and shall be reduced by the amount of any Distribution to a Holder from such Capital Account.

3.2.

Allocation of Net Profit and Net Loss; Allocation of Designated Expenses.  At the end of each Fiscal Period, each Capital Account of each Holder for such Fiscal Period shall be adjusted by crediting (in the case of Net Profit) or debiting (in the case of Net Loss) the Net Profit or Net Loss, as the case may be, to the Capital Accounts of all the Holders generally in proportion to the relative balances in each Capital Account as of the beginning of the Fiscal Period, giving effect to Capital Contributions and Distributions made as of the commencement of the Fiscal Period.  The Net Profit and Net Loss allocated to a Holder under this subsection shall be appropriately adjusted for items that are specially allocated to, or borne by, that Holder under the terms of this Agreement. The Designated Expenses computed for each Holder shall be allocated separately to such Holder and debited from such Holder’s Capital Account.

3.3.

Tax Allocations.

(a)

Subject to Section 3.4, items of income, gains, losses, deductions and credits of the Trust for each Fiscal Period will be allocated among the Holders for income tax purposes in a manner that reasonably reflects the amounts and the components credited or debited to each Holder’s Capital Account(s) pursuant to this Article III in the current and the prior years and are expected to be credited or debited in subsequent years.  Any allocations made pursuant to this Section 3.3 for federal income tax purposes will not affect the allocations of Net Profit, Net Loss or Designated Expenses credited or debited to the Holders’ Capital Accounts.

(b)

If the Trust realizes gains (including short-term capital gains) and/or ordinary income for federal income tax purposes for any Fiscal Year, during or as of the end of, which one or more Positive Basis Holders (as hereinafter defined) withdraw completely from the Trust pursuant to Article VI, the Trustees may elect to allocate such gains and income as follows:  (i) to allocate such items among such Positive Basis

Holders, pro rata in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Holder, until either the full amount of such items shall have been so allocated or the Positive Basis of each such Positive Basis Holder shall have been eliminated and (ii) to allocate any items not so allocated to Positive Basis Holders to the other Holders in such manner as shall equitably reflect the amounts credited to such Holders’ Capital Accounts pursuant to Section 3.2.

(c)

If the Trust realizes losses for federal income tax purposes for any Fiscal Year, during or as of the end of, which one or more Negative Basis Holders (as hereinafter defined) withdraw completely from the Trust pursuant to Article VI, the Trustees may elect to allocate such losses as follows:  (i) to allocate such losses among such Negative Basis Holders, pro rata in proportion to the respective Negative Basis (as hereinafter defined) of each such Negative Basis Holder, until either the full amount of such items shall have been so allocated or the Negative Basis of each such Negative Basis Holder shall have been eliminated, and (ii) to allocate any losses not so allocated to Negative Basis Holders to the other Holders in such manner as shall equitably reflect the amounts credited to such Holders’ Capital Accounts pursuant to Section 3.2.

(d)

As used herein, (i) the term “Positive Basis” shall mean, with respect to any Holder and as of any time of calculation, the amount by which its Capital Account(s) as of such time exceeds its “adjusted tax basis,” for federal income tax purposes, in its interest in the Trust as of such time (determined without regard to any adjustments made to such “adjusted tax basis” by reason of any transfer or assignment of such interest, including by reason of death, and without regard to such Holder’s share of the liabilities of the Trust under Section 752 of the Code), (ii) the term “Positive Basis Holder” shall mean any Holder that withdraws from the Trust and that has Positive Basis as of the effective date of its withdrawal, but such Holder shall cease to be a Positive Basis Holder at such time as it shall have received allocations pursuant to Section 3.3(b) equal to its Positive Basis as of the effective date of its withdrawal, (iii) the term “Negative Basis” shall mean, with respect to any Holder and as of any time of calculation, the amount by which its Capital Account(s) in the Trust as of such time is less than its “adjusted tax basis,” for federal income tax purposes, in its interest in the Trust as of such time (determined with regard to any adjustments made to such “adjusted tax basis” by reason of any transfer or assignment of such interest, including by reason of death, but without regard to such Holder’s share of the liabilities of the Trust under Section 752 of the Code) and (iv) the term “Negative Basis Holder” shall mean any Holder that withdraws from the Trust and that has Negative Basis as of the effective date of its withdrawal, but such Holder shall cease to be a Negative Basis Holder at such time as it shall have received allocations pursuant to Section 3.3(c) equal to its Negative Basis as of the effective date of its withdrawal.

3.4.

Compliance with Treasury Regulations.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any asset contributed to the capital of the Trust shall, solely for tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis of such asset to the Trust for federal income tax purposes and its value when contributed using any permissible method described in Treasury Regulation 1.704-3.  In the event Net Profit or Net Loss is allocated as a result of the revaluation of one or more Trust assets at the time a Holder makes a Capital Contribution that is more than de minimis or the Company makes a Distribution that is more than de minimis, subsequent allocations of income, gain, loss and deduction with respect to such revaluated Trust asset or assets shall take into account any variation between the adjusted basis of such asset and its value after the revaluation in the same manner as under Code Section 704(c), using any permissible method described in Treasury Regulation 1.704-3. Notwithstanding the foregoing, the Trust may adjust allocations made to each Holder for income tax purposes to maintain substantial economic effect, or to ensure that such allocations are in accordance with the interests of the Holders’ interest in the Trust, in each case within the meaning of the Code and the Treasury Regulations, and to comply with the Minimum Gain Chargeback, Qualified Income Offset and other relevant provisions of the Treasury Regulations.

ARTICLE IV

Distributions of Cash and Assets; Redemptions; Withdrawals

4.1.

Distributions.  Except as otherwise provided in herein, the Trustee may make Distributions to the Holders at such times, if any, and in such amounts as shall be determined in the sole discretion of the Trustees.  In exercising such discretion, the Trustees shall distribute such amounts so that Holders that are regulated investment companies can comply with the distribution requirements set forth in Code Section 852 and avoid the excise tax imposed by Code Section 4982.

4.2.

Partial Withdrawals.  At any time any Holder shall be entitled to request a withdrawal of such portion of the Interest held by such Holder as such Holder shall request.  A Holder’s partial withdrawal may be fulfilled at any time during the Fiscal Year a by a cash Distribution or, at the option of the Holder, by a Distribution of a proportionate amount of the Trust’s assets.

4.3.

Redemptions.  At any time a Holder shall be entitled to request a Redemption of all of its Interest.  A Holder’s Interest may be redeemed at any time during the Fiscal Year by a cash Distribution or, at the option of the Holder, by a Distribution of a proportionate amount of the Trust’s assets.

4.4.

Amounts Withheld.  All taxes paid by the Trust with respect to any holder or that arise by reason of any Holder under the Code or any provision of any foreign, state or local tax law shall be treated as amounts distributed to such Holders pursuant to this Article IV for all purposes under these procedures.

ARTICLE V

Liquidation

5.1.

Liquidation Procedure.  Upon dissolution of the Trust, the Trustees shall liquidate the assets of the Trust, apply and distribute the proceeds thereof as follows:

(a)

first to the payment of all debts and obligations of the Trust to third parties, including without limitation the retirement of outstanding debt, including any debt owed to Holders or their affiliates, and the expenses of liquidation; and

(b)

then in accordance with the Holders’ Capital Account balances after adjusting Capital Accounts for allocations provided in Article III.

5.2.

Alternative Liquidation Procedure.  Notwithstanding the foregoing, if the Trustees shall determine that an immediate sale of part or all of the Trust assets would cause undue loss to the Holders, the Trustees, in order to avoid such loss, may, after having given notification to all the Holders, to the extent not then prohibited by the law of any jurisdiction in which the Trust is then formed or qualified and applicable in the circumstances, either defer liquidation of and withhold from Distribution for a reasonable time any assets of the Trust except those necessary to satisfy the Trust’s debts and obligations or distribute the Trust’s assets to the Holders in liquidation.

5.3.

Cash Distributions Upon Liquidation.  Except as provided in Section 5.2 hereof, amounts distributed in liquidation of the Trust shall be paid solely in cash.